Exhibit 2.1
                                General Agreement


BY AND BETWEEN THE UNDERSIGNED:
------------------------------

ARCC HOLDINGS BV, a company under incorporation in the Netherlands with its registered office at Saturnusstraat 24, 2132 HB Hoofddorp, the Netherlands, registered at the Amsterdam companies registry under N(degree) 34156348, represented by Bas WELLES, duly empowered for the purposes hereof,

(hereafter referred to as "ARCC")


                                OF THE FIRST PART
                                -----------------

AND:
---

GRAHAM PACKAGING EUROPE , a company incorporated in France as a societe en nom collectif with its registered office at 4, Rue Joseph Monier, 92500 Rueil Malmaison, France, registered at the Nanterre companies registry under N(degree) 391 289 253, represented by Ashok SUDAN, duly empowered for the purposes hereof,

(hereafter referred to as "Graham Europe")


                               OF THE SECOND PART
                               ------------------

GRAHAM PACKAGING FRANCE, a company incorporated in France as a societe par actions simplifiee, with a capital of (euro) 24.568.515 having its registered seat at Blyes 01150 Z.I. de la Plaine de l'Ain, les Troussilieres, registered at the Belley Companies registry under n(degree) 552 058 026, represented by Mr Ashok SUDAN, duly empowered for the purposes hereof,

(hereafter referred to as "Graham France").


                                OF THE THIRD PART
                                -----------------

(ARCC, Graham Europe and Graham France are collectively referred to herein as the "Parties").

All companies of the Graham group (except Graham Packaging Blyes) being collectively referred to as "Graham".


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

WHEREAS:
-------

Graham Europe is a company active in the plastic blow moulding industry with strategic and business development responsibilities for the European plastic blow moulding operations of the Graham Packaging Company, York, Pennsylvania, USA ("Graham Group").

Graham Europe has determined that its Blyes operations, that until recently were part of its 100 % subsidiary Graham France, no longer fit within its long-term overall strategy and need restructuring or even closure. Graham Europe's current business operations and corresponding assets (including land and real estate) with respect to its Blyes production facility are referred to as the "Business".

ARCC is a subsidiary of Business Creation Holdings BV ("BCH") that is involved in investment and business redevelopment activities. Graham has contacted ARCC to take-over the site, avoid closing down the Business, save a maximum of employment (80 jobs in FTE) by continuing current and new activities by means of a redevelopment project.

Graham has set up a new 100% daughter company called Graham Packaging Blyes, an SARL with a share capital of (euro) 8.000 which seat is at Rueil Malmaison (92500) L'Europeen D, Rueil 2000, registered with the trade court of Nanterre under n(degree) 441 573 631 ("Graham Blyes" or the "Company").

Graham France has sold its entire fonds de commerce relating to its Business operated in Blyes to Graham Blyes by agreement signed on 1st June 2002 and registered with the tax authorities on 25th June 2002 a copy of which is attached on Annex 1 (hereafter referred as the "Sale of Fonds de Commerce").

Graham France was already in the process of a collective dismissal on economical grounds. After the above mentioned sale Graham Blyes has continued such collective dismissal on economical grounds (licenciement collectif pour cause economique) with regard to approximately 23 employees working in the business. Graham Blyes is presently negotiating with its works council a so-called plan social in order to limit as far as possible the negative effects of the dismissals for the people at stake.

Graham France has contributed to Graham Blyes the real estate and buildings where the Business is operated. This contribution has entailed an increase of the share capital of (euro) 705,000 with a share premium of (euro) 705,000.

ARCC wishes to acquire the entire share capital of the Company under the terms and conditions of this agreement as defined herein (the "Agreement"), and Graham Europe and Graham France, have accepted such proposal.

In order to allow ARCC to successfully re-deploy the activities of the Company after it will have acquired the share capital of the Company, Graham Europe has agreed to finance the Company with an aggregate amount of 2,5 million Euros in cash as a share capital and share premium contribution to the Company of which 1,562,500 Euros on the date hereof and the remaining part , i.e. 937,500 Euros, 3 months after the date hereof at the latest. Additionally Graham Europe will financially support the redevelopment of the Company as further set forth in Clause 7.5, 7.6, 7.7 and 7.8.

Graham France has agreed to enter into a Supply Contract with Graham Blyes on the date hereof (hereafter referred to as the "Supply Contract"), and which is annexed hereto in Annex 2.


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

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:
---------------------------------------------

1.   SALE
     ----

     Graham Europe and Graham France hereby sell to ARCC, which hereby agrees to purchase, under the terms and conditions specified herein, all of the shares of the Company (hereafter referred to as the "Shares") free of any pledge lien or other third party right, effective on the Closing Date (as this term is defined under clause 5.).

     The sale of the Shares shall take effect, and all right, title and interest in and to the Shares shall be automatically transferred to ARCC on the Closing Date.


2.   PURCHASE PRICE
     --------------

     The total purchase price for the Shares will be Two Euro (EUR 2) (the "Purchase Price"), to be paid by ARCC to Graham Europe (1 (euro)) and Graham France (1 (euro)) on the Closing Date .


3.   CONDITIONS PRECEDENT ARCC
     -------------------------

At the latest on the Closing Date:


(i) ARCC board of directors and shareholders shall have authorised the acquisition of the Shares;
(ii) ARCC shall have carried out an environmental audit with respect to potential (environmental) pollution or hazardous substances in land or buildings on the basis of the reports issued by the Parc Industriel de La Plaine de l'Ain attached in Annex 3 (ii).

4.   CONDITIONS PRECEDENT GRAHAM
     ---------------------------

At the latest on the Closing Date, unless otherwise agreed or waived by the Parties hereto, the following operations will have been completed by Graham:


(i) the Sale of Fonds de Commerce by Graham France to Graham Blyes as set forth in "WHEREAS" above shall have been completed and published in a legal paper ("journal d'annonces legales") and filing formalities with the relevant Companies Registry will have been carried out;

(ii) all stocks and other inventories related to the blow moulding activities of Graham France have been sold to the Company.

(iii) The District ("commune") of Blyes will have expressly waived its right of first refusal ("droit de prehemption urbain") on the real estate contributed by Graham France to the Company.

(iv) The Company will have implemented all proceedings with its Works Council under chapter IV and III and will have obtained the Works Council's prior opinion on the:

-     change in shareholdership
-     dismissals on economical grounds
-     plan de sauvegarde de l'emploi


(v) Graham France will have removed from the Company all waste materials as well as those inventories (raw materials, work in progress and finished products) that will not be of use to the Company during the first 4 months after the Closing Date;

(vi) Graham will have issued a purchase order for reconditioning of the Plax line and made the plant manager of the Blyes operations (i.e. Mr. Serge Mikolacjzyk) responsible for managing the reconditioning process;

(vii) Graham Europe in its capacity as shareholder of Graham Blyes will have decided to increase the share capital of Graham Blyes by 1,250,000 Euros in cash of which 25% (i.e. 312,500 Euros) will have been paid with a share premium of 1,250,000 Euros which will have been fully paid to the Company on Closing;

(viii)Graham Blyes will have been converted into a SAS and the shareholders' decision to this effect will have been deposited with Me Thierry JULIEN, public notary;

(ix) Graham France will have contributed the land and buildings free of any mortgages or other third party rights (as further described in the Contribution Agreement attached in Annex 4 to Graham Blyes in exchange of 70,500 shares.

5.   CLOSING
     -------

     5.1  Closing Date

          Unless otherwise agreed by the Parties, the completion of the sale and acquisition of the Shares contemplated under this Agreement shall occur no later than July 31, 2002 (the "Closing" or the "Closing Date").

     5.2  Deliveries at Closing

          5.2.1  Graham Europe's Deliveries

                 At Closing, Graham Europe shall deliver, or shall cause to be delivered, to ARCC the following:

                 (i) duly signed and completed share transfer forms ("ordre de mouvement") in favour of ARCC or its designee(s) for the Shares;

                 (ii) the stock transfer register ("registre des mouvements de titres");

                 (iii) letter of resignation of the President  of the Company;

                 (iv) a counterpart of the SupplyContract, duly executed on behalf of Graham France and GRAHAM Europe;

                 (v) a counterpart of the Loan Agreement, duly executed on behalf of Graham Europe;

                 (vi) proof that all conditions precedent (as described in clause 4) have been completed.

          5.2.2  ARCC's Deliveries

                 At Closing, ARCC shall deliver, or shall cause to be delivered, to Graham Europe the following:

                 (i)   the Purchase Price in the manner set forth in Clause 2;

                 (ii) a copy, duly certified as true and correct, of the minutes of a meeting of the board of directors and shareholders of ARCC authorising its purchase of the Shares; and

                 (iii) a counterpart of the Supply Contract, duly executed on behalf of the Company ;

                 (iv) a counterpart of the Loan Agreement, duly executed on behalf of the Company ;

                 (v) proof that the condition precedent (as described in clause 3) has been completed.

6.   REPRESENTATIONS AND WARRANTIES
     ------------------------------

     the Representations and Warranties, as set forth in this Clause 6, are certified by the Parties as true, complete and correct as of the Closing Date.


     6.1  Graham Europe's Representations and Warranties.

          Graham Europe makes the following representations and warranties (the "Graham Europe Representations & Warranties") relating to the Shares and the Company as per the Closing Date :

          6.1.1 Corporate Existence of Company; Ownership of the Shares; No Third Party Rights. The Company is a Societe par Actions Simplifiee duly incorporated and validly existing under the Laws of France. Graham Europe and Graham France are the legal owners of the Shares and have obtained the necessary authorisation to sell the Shares to ARCC. The Shares are fully paid-up except for 125,000 shares subscribed by Graham Europe on the date hereof which have been paid up for an amount corresponding to 25 % of their nominal value, i.e. 312,500 Euros, and are not subject to any third party rights of any nature, including any liens, pledges or attachment of any kind. Neither Graham Europe, nor any person controlling, controlled by or under common control with Graham Europe, has an obligation, absolute or contingent, to any other person to sell any of the Shares of the Company, to effect any merger, consolidation, or other reorganisation of the Company, to sell all or substantially all of the assets of the Company or to enter into any agreement with respect thereto. The Shares constitute all of the share capital of the Company.

          6.1.2 Voting Rights attached to the Shares. Following the transfer of the Shares to ARCC, ARCC shall obtain all of the rights attached to the Shares and all of the voting rights in the Company.

          6.1.3 Employees. Attached hereto as Annex 6.1.3 (i) is an exhaustive list of all union, collective bargaining or other employee association agreements to which the Company is a party or is bound. The Company has not breached or otherwise failed to comply with any provision of any agreement set forth on Annex 6.1.3 (i) hereto.

                   A complete list of all employees employed by the Company as of the Closing Date is set forth on Annex
                   6.1.3. (ii).

                   Graham Europe will be entirely responsible and liable for the further negotiations and implementation of the plan social at Graham Blyes, i.e. Graham Europe will provide human resources assistance as further detailed in a separate agreement entitled Services Agreement which will be entered into within 15 (fifteen) days from Closing, bear all financial consequences and more generally hold Graham Blyes and ARCC harmless against any claim by any of the employees of the company relating to said economical dismissals in this respect.

                   However, Graham will not be responsible in case the new management of the Company refuses to cooperate. All human resource related claims and liabilities, which have originated prior to the Closing Date or are linked to clause 6.1.3 will be borne by Graham. Moreover, but without limiting the generality of the forgoing, Graham will be responsible for difference between the legal indemnity and the indemnity in the social plan signed by the Company, dated June 29, 2002 payable to any employee who decide not to accept the change in the shift schedule desired by the Company. This will be limited up to a maximum amount of EUR 9000 (V.A.T. excluded) per employee and will only apply for employees who make the decision known prior to December 31, 2002. It is also agreed that Marc Eble or another GRAHAM representative will participate in the negotiations with the unions for this purpose.

          6.1.4 Tax and Labour Law Liabilities. The Company has filed all declarations required to be filed concerning the Company and employees, with respect to tax, labour, and social security laws and regulations, and has fully and timely paid all taxes, charges, duties and contributions of any nature whatsoever due under applicable tax, labour and social security laws and regulations relating to the Company and employees, up to and including the Closing Date. Graham will directly compensate the Company with the cash equivalent of all by the Authorities imposed claims, fines and corresponding direct and indirect related costs connected to the operation of the Company prior to Closing. Graham will have the opportunity to intervene in the proceedings regarding the aforementioned at its own costs.

          6.1.5 Ownership of Assets. The Company has good, valid and marketable title to, or a valid and enforceable leasehold interest in, the assets including the land and buildings (further described in Annex 6.1.5) and personal property, tangible or intangible, used by it, all of which are located on its premises, (other than as disposed of by it in the ordinary course of business or, in the case of inventory, for inventory sold by it in the ordinary course of business and not yet shipped and except for the personal property belonging to the employees of the Company which may be located on the premises of the Company) and no assets or properties owned by the Company, tangible or intangible, are subject to any liens, encumbrances or rights of any other person.

          6.1.6 Sale of fonds de commerce. Graham France will have completed the sale of its fonds de commerce and therefore, will have transferred to the Company, prior to the Closing Date, , all of the assets relating to the Business operated in Blyes, as defined in the Sale of fonds de commerce Agreement attached in Annex 1; Graham will remain entirely responsible and liable in relation with the formalities carried out for this Sale of Fonds de Commerce and will hold Graham Blyes harmless against any claim relating thereto.

          6.1.7 No Change. From the beginning of the negotiation between the Parties through the date hereof, Graham has (except as far as the collective dismissal on economical ground is concerned continued to manage the Blyes Activity in the ordinary course, consistent with past practice and as a "bon pere de famille"; in particular, Graham Europe has not disposed of or pledged, mortgaged, granted a security interest in or otherwise encumbered the Real Estate, or any furniture, fixtures or equipment located therein and used in connection with the Blyes Activity.

          6.1.8 Contracts and Related Matters. All contracts, agreements, leases and licenses to which the Company is a party (or is bound) and set forth on Annex 6.1.8 hereto are valid and binding obligations of the Parties thereto and are in full force and effect.

          6.1.9 Governmental Consents. No authorisation, consent, approval, exemption, or other action by or notice to or filing with any Governmental Authority is required to permit Graham Europe to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, to comply with and fulfil the terms and conditions of this Agreement, or to sell the Shares to ARCC.

          6.1.10 Compliance with Laws. Except for instances of non-compliance that would not reasonably be expected to have a material adverse effect on the Company, the Company is currently conducting its business in compliance with all applicable laws and permits. In addition, except for any permit of which the failure to possess would not reasonably be expected to have a material adverse effect on the Company, the Company possesses all permits necessary to conduct its respective operations as they are currently being conducted and all such permits are in full force and effect. The Plant is an "installation classee". Furthermore, the plant has been audited for asbestos and the results of such audits are attached hereto as Annex 6.1.10 .

          6.1.11 Disputes. There are no proceedings pending, or to Graham Europe's knowledge, threatened against the Company or which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

          6.1.12 Graham guarantees that all the account receivable balances in the closing balance sheet will be paid by the corresponding debtors after Closing Date. Any of those debtors not having paid their outstanding balance by the time the Loan (as defined under clause 7.7) is due to Graham, will be deducted from the loan once it is due, to the extent where their term has expired when the Loan is repaid. ARCCC shall do its best efforts and shall cause the Company to do its best efforts to collect the corresponding receivables on time and will keep Graham informed of any delinquent payments and shall do nothing and cause the Company to do nothing which could prevent or limit the recovering in due time by the Company of the accounts receivable. .

          6.1.13 Closing Balance. Within a period of five (5) working days following the Closing Date, Graham will establish a closing balance sheet showing all assets and liabilities owned by the Company on the Closing Date (including those transferred by the Sale of Fonds de Commerce and contribution of the real estate). The closing balance sheet will be established in accordance with French GAAP and will not include any liabilities other than directly related to the day-to-day operations and the liabilities explicitly agreed upon in this Agreement. Subject to these adjustments, Graham will guarantee that the closing balance sheet completely and accurately represents the actual situation regarding the Company and taking into account clause 7.4.

                   The Parties will assign an external auditor to assist in properly finalising the closing balance sheet in order to be more certain no clerical errors would remain.

          6.1.14 The stock take listing as per July 31 2002 duly signed by the stock take team (first representative of Graham Blyes, first representative of Graham France and first representative of ARCC) will be made available to the Parties together with the closing balance sheet referred to under clause 6.1.13. Graham guarantees that all raw materials, work in progress and finished goods of the inventory as per July 31, 2002 will be used by the Company within a period of 4 months from the Closing Date. Within 30 days after this 4 months period, the Company will inform Graham in writing and deduct the amount of such stock at the value used in the July 31, 2002 stock listing from the outstanding amount of the Working Capital Loan.

          6.1.15 Graham confirms that it has provided the staff of ARCC and/or its authorised representatives all material information relevant for the take over of the Company even if not specifically requested. No material information or data has been withheld from the ARCC staff or their representatives.

          6.1.16 ARCC or the Company can claim under these representations and warrantees during a period of five (5) years after the Closing Date with regards to employee related claims and disputes.

          6.1.17 With regard to tax and social security claims, ARCC or the Company can claim under these representations and warrantees during the applicable statutory time period and, except as provided under clause 6.1.16, during a period of two (2) years as from the Closing Date in respect of claims arising out from any other matters.

          6.1.18 Graham Europe will be fully responsible for all, if any, pollution to the environment or hazardous substances identified in the environmental audit mentioned in clause 3 (ii). The pollution to the environment or hazardous substances identified in the report attached in Annex 3 will be removed at expense of Graham Europe.

          6.1.19 All warranty or guarantee, returned goods, other claims and connected costs and liabilities related to products, production, sales, transportation and services sold or provided before the Closing Date by the Company will be for the account of Graham.

      6.2 ARCC's Representations and Warranties.

          ARCC makes the following representations and warranties (the "ARCC Representations & Warranties") relating to ARCC and its activity at the Closing Date:

          6.2.1 Corporate Existence of ARCC; Authority. ARCC is a corporation duly incorporated and validly existing under the Laws of the Netherlands. ARCC has the full power, authority and right to enter into this Agreement and to consummate the transactions contemplated hereby and the performance of its obligations hereunder and the consumption of the transactions contemplated hereby have been duly authorised by all requisite corporate action of ARCC. ARCC is a wholly-owned subsidiary of BUCE Industries BV, which is itself a wholly-owned subsidiary of BCH and therefore, ARCC is an indirect, wholly-owned subsidiary of BCH. This Agreement constitutes the legal, valid and binding obligations of ARCC enforceable against ARCC in accordance with its terms and conditions and will not conflict with, contravene, result in a violation or breach or any default under (a) any law applicable to ARCC, (b) any provision of the organisational documents of ARCC or
                   (c) any contract, agreement or other instrument to which ARCC is a party.

          6.2.2 Disputes. There are no proceedings pending, or to ARCC's knowledge, threatened against it or which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

          6.2.3 Due Diligence. ARCC has conducted a thorough due diligence of the Company, including an inspection of the Real Estate and the Blyes Activity; further, ARCC has conducted an independent analysis of the viability of the Blyes Activity and alternative operations that could be conducted by the Company following the purchase of the Shares.

          6.2.4 Governmental Consents. No authorisation, consent, approval, exemption, or other action by or notice to or filing with any Governmental Authority is required to permit ARCC to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, to comply with and fulfil the terms and conditions of this Agreement, or to purchase the Shares from Graham Europe and Graham France.

7.   COVENANTS BY THE PARTIES
     ------------------------

     Guarantees by GRAHAM to be put in place.

     7.1 Registration Formalities. ARCC hereby undertakes to perform the registration of the shares' transfers with the French tax authorities within one (1) month from the Closing Date.

     7.2 Insurance. Graham Europe hereby undertakes to maintain all insurance policies needed to operate the Blyes Activity in effect up to and including the Closing Date. ARCC shall be responsible for assuring that all such insurance policies are replaced with equivalent policies that take effect upon Closing Date.

     7.3 Access to Records. Graham Europe and ARCC each agree to provide the other with access to the financial records and tax information relative to the Company and the Blyes Activities as may be reasonably required by each of them in connection with its financial reporting or filing of tax returns after the Closing Date.

     7.4 The results of the operations of the Company prior to Closing are for the account of Graham.

     7.5 In order to ensure that redevelopment will not be restrained by cash outflow excess employment by the Company, Graham Europe will pay upon Closing, the sum of EUR 390.000 (V.A.T. excluded) to the Company.

          7.5.1 This amount represents, the Company's costs for 35 FTE for 4 months at equivalent salary level previously paid by Graham France.

          7.5.2 Any recovery or reduction in salary costs obtained by the Company through un-employment benefits ("chomage" of any form) will be to the benefit of the Company;

          In case of failure by Graham Europe to pay this sum on the Closing Date, it will pay to the Company over the period which it is in default, a 6% annual interest charge over the outstanding amount, without prejudice to Graham Europe's duty to fulfil its obligations on first demand.

          Graham Europe will pay to the Company, within three (3) months following the Closing Date, the remaining part of the 125.000 shares it subscribed on the Closing Date, i.e. the sum of 937,500 Euros.

          In case of failure by Graham Europe to pay to the Company the remaining part of the share nominal value within a period of three (3) months following the Closing Date, Graham Europe will pay to the Company over the period which it is in default, a 6% annual interest charge over the outstanding amount, without prejudice to Graham Europe's duty to fulfil its obligations on first demand.

     7.6 Graham Europe will have included on or prior to Closing as free cash equivalent in the assets of the Company labour related liabilities, like the not yet taken holidays, pension liabilities (for an amount of (euro) 85,000 V.A.T. excluded), 13th month accrual, RTT accrual and if applicable other labour related accruals

     7.7 In order to avoid capital spending constraints on the development of new activities, Graham Europe provides the Company with a loan to cover working capital at the Closing Date (the "Loan"). Working capital is defined as: trade receivables plus inventory minus trade payables (further detailed in Annex 7.7).

     7.8 Graham will assist the Company as much as reasonably can be requested to transfer production, production volume, sales and other relevant know how.

          Graham will provide free of charge all assistance to the Company that can be reasonably requested regarding the equipment, skills, know how necessary regarding Finance, Tax, IT, HR and sales related matters as of Closing Date with a maximum of 6 months to be further defined in a Services Agreement to be signed at the latest on August 15, 2002.

     7.9 On a basis of a six (6) months agreement automatically renewable for the same period, Graham France will allow the Company employees to park their car, free of charge and at their own risks, in the parking area that is currently in use by Graham France in Blyes and that is not part of the land contributed by Graham France to the Company. Such agreement being terminated in case, for any reason, Graham France has no longer the use of the lands.

     7.10 Use of Graham's name, logo, and other intellectual property rights.

          ARCC undertakes to change the Company's name (denomination sociale) and to fulfil the relating formalities within a maximum period of 2 months from Closing Date. ARCC and the Company are entitled to use the Graham Group's name only as a historical reference.

          Moreover, the Company is entitled to use the existing moulds with the G logo for its activities during a maximum period of 30 years after Closing. The Company will not transfer any of the existing moulds to any third party without Graham's written prior authorisation.

          ARCC shall not use and shall cause the Company to not use any intellectual property right belonging to Graham and in particular shall not make any reference and shall not affix any logo, sigle, trademarks or name belonging to the Graham or the Graham Group on new moulds manufactured after the Closing Date by the Company.

     7.11 Mr Durdilly

          Graham France will make available the services and skills of Mr Durdilly to the Company for a maximum period of 6 months following the Closing Date. The monthly salary and related costs of Mr Durdilly will be invoiced to and paid by the Company. Upon prior agreement of Graham France the Company may extend the period it may use the services of Mr Durdilly for a period mutually agreed. Mr Durdilly will be assigned on a full time bases. See the annex 7.11 for details.

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

    7.12 ARCC shall cause the Company to not sell its assets, including its real estate, during a period of twenty four (24) months following the Closing Date, without Graham Europe's prior written consent, which consent shall not be unreasonably withheld, unless the sale is made (i) in favour of a company in which Business Creation Holdings B.V. holds more than 50% of the shareholders voting rights, being understood that in such case, ARCC shall cause the purchasing party to not resell the said assets during the above mentioned period, or unless the sale is made (ii) for the sole purpose of finding or securing financing to support the redevelopment activities of the Company's current business. If, for any reason, the Company dispose of its assets, ARCC undertakes and cause the Company to undertake to not use during a period of at least twenty four (24) months from such disposal, the proceeds generated by such disposal for any distribution or payment, in any manner whatsoever in favour of its shareholders, affiliates, offices, directors and/or managers except for reasonable management fees in the normal course of business.

          In case of failure by ARCC or the Company to comply with clause 7.12, the Company will pay to Graham Europe upon first demand an interest charge of 6% of the book value of the assets transferred, without prejudice to the Company's duty to fulfil its obligations on first demand.

     7.13 A 6-layer Plax machine is presently under refurbishing (under Graham's control and at Graham's costs) in order to make this Plax line mechanically and electrically capable of production of the Company' current product portfolio. This 6 layer Plax machine will be sold and delivered together with the end of the line to the Company at the latest on 15 September 2002. The purchase price will be (euro) 289.000 (V.A.T. excluded) or, if the actual third party expenses paid by Graham for the Plax line are lower, the price will be reduced by the difference between (euro) 289.000 and such actual expenses. The invoice will be sent at delivery and paid 60 days after receipt.

     7.14 If due to whatever reason customers are transferred back to Graham Europe from the Company after Closing, Graham will also take-over at cost price from the Company the corresponding inventory of raw materials and finished products. The value of the inventory will then be settled with (part) of/deducted from the working capital loan as mentioned in clause 7.7.

     7.15 Graham Europe will bear the financial costs of the Company's plan social initiated before the Closing Date and will hold the Company and ARCC harmless against any claim by any of the Company's employees in relation thereto in the extent where the Company's new management shall have implement the said plan social in compliance with its terms and conditions as negotiated prior to the Closing Date (falls within the scope of the HR assistance provided by GRAHAM..

          The Company shall notify Graham Europe at least four (4) days before they are due, of any sum payable by the Company in relation with the implementation of the plan social. In addition and in the mean time the Company shall provide Graham Europe with a detail and justification of these costs with the date they are payable by the Company. In the extend where Graham Europe will have been duly notified by the Company, it will make the necessary payment to the Company at least 48 hours (counted in working days only) before the date of payment indicated by the Company.

     7.16 ARCC shall not, and shall cause the Company to not abandon and stop the Company's blow moulding activities on its site of Blyes during a period of two (2) years following the Closing Date. In case ARCC or the Company fails to comply with this obligation ARCC shall cause the Company to sell to Graham the research & development related tooling equipment at a price of EUR 1.

     7.17 ARCC shall not use and shall cause the Company to not use any cash contribution made by Graham Europe or Graham France to the Company for any other purpose than the continuation and redevelopment of the Company's business activity on its current site of Blyes, except for a maximum amount of EUR 250,000 and except for reasonable management fees in the normal course of business.

     7.18 ARCC shall not decide or make and shall cause any shareholder of the Company to not decide or make any reduction or cancellation of all or part of the Company's share capital, share premium and/or equity, in any manner whatsoever, in order to be distributed or paid to its shareholder(s), during at least two years following the Closing Date, except for reasonable management fees in the normal course of business. Redevelopment fees and expenses are excluded from this clause.

     7.19 ARCC shall not and shall cause the Company to not decide any forced dismissals on economic grounds of any of its employees during a period of 24 months following the Closing Date. In order to avoid misunderstanding: those employees who opt for the social plan as mentioned under 6.1.3. do not fall within the scope of this clause.

          In order to support the redevelopment of the Company's business activities and to allow the Company to proceed with appropriate investments to reach good quality standards for the manufacturing and supply of goods to Graham under the Supply Agreement, Graham Europe will make a cash contribution to the Company for an amount of nine hundred thousand euros (EURO 900,000 V.A.T. excluded) on January 15, 2003. However, if the Company requests so, 50% of this sum will be paid on December 10, 2002.

     7.20 GRAHAM will have the NT Server, that was transferred from Wraxham, installed and made fully operational as the current NT server is currently used and operated by the Business, before September 30, 2002. The current GRAHAM IT manager (GSG) will assist the Company with keeping this NT server in operation in the first few months after Closing.

     7.21 The Company will have the right of first refusal to take over free of charge such the Company's customers for whom products are being manufactured by the Company if due to whatever reason such customers are part of business operations being divested within Graham, the corresponding obligations and responsibilities regarding the period before such transfer will be for the account of Graham.

8.   BANK GUARANTEE
     --------------

     Graham will at the latest on August 15, 2002, provide the Company with a first demand Bank guarantee issued by a European bank in the amount of 1,000,000 Euro, to cover any sums due by Graham under this agreement. This Bank guarantee will have a duration of 6 (six) months after Closing.

9.   NOTICES
     -------

     All notices that must now or in the future be made under this Agreement, its performance and all matters arising in connection herewith, shall be validly and properly made by the dispatch of an overnight courier service with return receipt to the addresses of the Parties set forth above. Any time periods set to run as from such notices shall begin to run on the date of receipt of said overnight courier or of its first presentation for delivery, as applicable, provided that such period shall not exceed three (3) business days following the dispatch of said overnight courier. For the computation of the time periods, the date of receipt or of the first presentation for delivery shall be included.

     The address of either Party for the purpose of communications or notices under this Agreement may be changed by giving notice in writing at any time to Graham Europe or ARCC, as appropriate.

10.  EXPENSES
     --------

     The Parties shall each bear their respective expenses and costs relating to the execution of this Agreement and those expenses and costs that may arise in connection herewith or result herefrom, including the fees of their respective advisors.

11.  ELECTION OF DOMICILE
     --------------------

     For the performance hereof, the undersigned Parties hereby elect domicile at their respective domiciles, as first written above.

12.  ENTIRE AGREEMENT
     ----------------

     This Agreement represents the entirety of the agreement between the Parties with respect to their object and replaces, cancels and prevails over all previous agreements, letter of intent, memorandum of understanding or any other documents which they may have concluded or sent to one another having a similar or identical object to that of this Agreement.

13.  GOVERNING LAW - JURISDICTION
     ----------------------------

     This Agreement shall be governed by the laws of France.

     Except as otherwise set forth herein, any claims or disputes arising in connection with the present Agreement, shall be settled by the courts of Paris.

14.  PRESS RELEASE AND PUBLIC ANNOUNCEMENT
     -------------------------------------

     Neither of the Parties hereto shall issue any press release nor make any public announcement relating to the subject matter of this Agreement without the prior approval of the other Party. The Parties shall coordinate their actions regarding any such press release or public announcement, and such release shall not include any reference to the Purchase Price.

15.  BENEFICIARIES
     -------------

     This Agreement shall be for the benefit of the Parties hereto and there shall be no third party beneficiaries to this Agreement.


IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed in four (4) originals by their duly authorised respective officers, effective as of the 31 day of July 2002.


ARCC HOLDINGS B.V.                               GRAHAM EUROPE S.N.C.


By: /s/  Bas Welles                              By: /s/  Ashok Sudan
    ----------------                                 -----------------
Name: Bas Welles                                 Name: Ashok Sudan
      -----------                                      ------------
Title: Managing Director by Power of Attorney    Title: V.P. & Gen. Mgr.
       --------------------------------------           ----------------
                                                         By Power of Attorney
                                                         --------------------


GRAHAM FRANCE SAS

By: /s/  Ashok Sudan
    -----------------

Name: Ashok Sudan
      ------------
Title: President
       ---------

Note: The annexes to this Agreement listed above are omitted from the filing of this Current Report on Form 8-K. The Registrant agrees to furnish supplementally a copy of any such omitted exhibit to the Securities and Exchange Commission upon request.